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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

    NAME: MORGAN STANLEY DEAN WITTER NEW MILLENNIUM GROWTH FUND
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                        (a Massachusetts Business Trust)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Two World Trade Center, New York, New York 10048
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Telephone Number (including area code): (212) 392-2550

Name and address of agent for service of process:

Barry Fink, Esq.
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Two World Trade Center, New York, New York 10048
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 con- currently with the filing of Form N-8A: Yes X No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 8th day of October, 1999.

                                              MORGAN STANLEY DEAN WITTER
                                              NEW MILLENNIUM GROWTH
                                                     (SEAL)

                                              By: /s/ Barry Fink
                                                 -------------------------------
                                                      Barry Fink
                                                      Vice President

Attest:  /s/ LouAnne D. McInnis
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             LouAnne D. McInnis
             Assistant Secretary